Schedule 1
Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days

Date	Buy/Sell	Security	Approximate Price Per Share[1]	Amount of Shares Bought/(Sold)
Equinox Partners, L.P.
11/04/2025	BUY	Common Stock	$3.79	91,908
11/05/2025	BUY	Common Stock	$4.02	57,276
11/06/2025	BUY	Common Stock	$4.07	66,600
11/07/2025	BUY	Common Stock	$4.11	16,877
Kuroto Fund LP
11/04/2025	BUY	Common Stock	$3.79	30,636
11/05/2025	BUY	Common Stock	$4.02	19,092
11/06/2025	BUY	Common Stock	$4.07	22,200
11/07/2025	BUY	Common Stock	$4.11	5,626
Mason Hill Partners, LP
11/04/2025	BUY	Common Stock	$3.79	61,272
11/05/2025	BUY	Common Stock	$4.02	38,184
11/06/2025	BUY	Common Stock	$4.07	44,400
11/07/2025	BUY	Common Stock	$4.11	11,251
Managed Account
11/04/2025	BUY	Common Stock	$3.79	92,184
11/05/2025	BUY	Common Stock	$4.02	57,448
11/06/2025	BUY	Common Stock	$4.07	66,800
11/07/2025	BUY	Common Stock	$4.11	16,928

1 The above purchases were executed by a broker-dealer in multiple open market purchase transactions on the indicated date.  The reported price is the approximate weighted average purchase price per share on the indicated date.  The range of prices for each such date's transactions are:

11/04/2025 - Range: $3.59 - $3.89
11/05/2025 – Range: $3.81 - $4.08
11/06/2025 – Range: $3.96 - $4.15
11/07/2025 – Range: $4.08 - $4.20